Press Release Source: Datameg Corporation

Datameg Names Win Sargent New CFO
Wednesday July 25, 5:00 pm ET

SALT LAKE CITY, Nev.--(BUSINESS WIRE)--Datameg Corp. (OTCBB: DTMG ) today announced the appointment of Winthrop Sargent as contracted Vice President of Finance.

Sargent, currently divisional group head at Gagnon Capital Advisors, a Boston capital advisory firm, will oversee all Datameg's internal financial systems and reports.

"Win's accomplishments in financial management coupled with his experience and reputation as an Interim CFO, attracted our attention," said James Murphy, Datameg CEO.

"His experience and dedication will be key to us as we evolve into a growth-oriented holding company," Murphy said.

Sargent is a product of Ithaca College and the International Marketing Institute. Before joining Gagnon Capital Advisors, he was a senior consultant at Accounting Management Solutions performing Interim CFO Services for a number of middle market companies. Earlier in his career, Mr. Sargent was a vice president and lending officer at Shawmut Bank and Bank of Boston.

About Datameg

Datameg Corporation (OTCBB: DTMG) is a holding company with subsidiaries in the technology industry. Datameg's wholly-owned subsidiaries Net Symphony and QoVox Corporation design, develop and offer network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). Computer Ctr.Com provides a wide range of technology solutions and is a strategic technology supplier to QoVox and Net Symphony. For more information on our subsidiaries, visit our web site at datameg.com

Certain statements contained herein are forward looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statements, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products, and changes in the VoIP and technology industries. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

Contact:

Clarke Communication Group

Terry Clarke, 617-872-6282

tclarke@clarkecomm.com

Source: Datameg Corporation